Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2011, relating to the financial statements of Ocwen Financial Corporation and Subsidiaries (the “Company”) (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the Company’s adoption of new accounting provisions with respect to consolidation of variable interest entities effective January 1, 2010), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

November 9, 2011